File No. 70-7883





                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC 20549


                         Post-Effective Amendment No. 2 to
                                     FORM U-1


                              APPLICATION/DECLARATION
                                    under the
                     PUBLIC UTILITY HOLDING COMPANY ACT OF 1935




                               Northeast Utilities
                               174 Brush Hill Avenue
                    West Springfield, Massachusetts 01090-0010


                      (Name of company filing this statement
                     and address of principal executive offices)




                              Northeast Utilities

                    (Name of top registered holding company parent
                            of each applicant or declarant)



                               Robert P. Wax, Esq.
                    Vice President, Secretary and General Counsel
                              Northeast Utilities
                                 P.O. Box 270
                              Hartford, CT 06141-0270



                      (Names and address of agent for service)


The Commission is requested to mail signed copies of all orders, notices and communications to:

                              Jeffrey C. Miller, Esq.
                             Assistant General Counsel
                        Northeast Utilities Service Company
                                   P. O. Box 270
                              Hartford, CT 06141-0270




     The Application/Declaration in this proceeding, as previously amended, is hereby further amended as follows:

Item 1.  Description of Proposed Transaction

A)   Paragraph 8 is amended to read as follows:

     NU seeks an Order of the Commission acknowledging and approving the proposed change in voting procedures for the unallocated ESOP shares, and concurring in the position stated in paragraph 7 above.

B)   The following is added as Paragraph 9:


     9. Except in accordance with the Act, neither NU nor any subsidiary thereof (a) has acquired an ownership interest in an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO") as defined in Sections 32 and 33 of the Act, or (b) now is or as a consequence of the transactions proposed herein will become a party to, or has or will as a consequence of the transactions proposed herein have a right under, a service, sales, or construction contract with an exempt wholesale generator or a foreign utility company. None of the proceeds from the transactions proposed herein will be used by the Companies to acquire any securities of, or any interest in, an exempt wholesale generator or a foreign utility company. The NU system is in compliance with Rule 53(a), (b), and (c), as demonstrated by the following determinations:

            (i) NU's aggregate investment in EWGs and FUCOs (i.e., amounts invested in or committed to be invested in EWGs and FUCOs, for which there is recourse to NU) does not exceed 50% of the NU system's consolidated retained earnings as reported for the four most recent quarterly periods on NU's Form 10-K and 10-Qs. At September 30, 1995 the ratio of such investment ($22,061,393) to such consolidated retained earnings ($999,065,000) was 2.08%.

           (ii) Encoe Partners, Central Termica San Miguel de Tucuman,
S.A. ("C.T.S.M.T."), and Ave Fenix (NU's only EWGs or FUCOs at this time) maintain books and records, and prepares financial statements in accordance with Rule 53(a)(2). Furthermore, NU has undertaken to provide the Commission access to such books and records and financial statements, as it may request.

          (iii) No employees of the NU system's public utility companies have rendered services to Encoe Partners, C.T.S.M.T or Ave Fenix.

           (iv) NU has submitted (a) a copy of each Form U-1 and Rule 24 certificates that have been filed with the Commission under Rule 53 and (b) a copy of Item 9 of Form U5S and Exhibits G and H thereof to each state regulator having jurisdiction over the retail rates of the NU system public utility companies.

          (v) Neither NU nor any NU subsidiary has been subject of a bankruptcy or similar proceeding unless a plan of reorganization has been confirmed in such proceeding. In addition, NU's average consolidated retained earnings for the four most recent quarterly periods has not decreased by 10% or more from the average for the previous four quarterly periods.

          (vi) In the previous fiscal year, NU's operating losses attributable to its investment in Encoe Partners did not exceed 5 percent of NU's consolidated retained earnings.


Item 6. Exhibits and Financial Statements

The following exhibit is filed herewith:

               Exhibit C - Opinion of Counsel for the Company

                                   SIGNATURES


          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                             NORTHEAST UTILITIES


                                             By /s/Richard M. Early
                                             its Attorney



Dated:    December 18, 1995